As filed with the Securities and Exchange Commission on October 11, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KINTERA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	74-2947183
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

9605 Scranton Road, Suite 240

San Diego, California 92121

858-795-3000

(Address of principal executive offices, including zip code and telephone number)

Amended and Restated 2003 Equity Incentive Plan

Amended and Restated 2004 Equity Incentive Plan (Fundware)

(Full title of the Plans)

Harry E. Gruber, M.D.

President and Chief Executive Officer

Kintera, Inc.

9605 Scranton Road, Suite 240

San Diego, California 92121

858-795-3000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Scott M. Stanton

Morrison & Foerster LLP

3811 Valley Centre Drive, Suite 500

San Diego, California 92130

858-720-5100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Amended and Restated 2003 Equity Incentive Plan Common Stock, $.001 par value	3,000,000 shares(2)	$3.93(4)	$11,790,000.00	$1,387.68
Amended and Restated 2004 Equity Incentive Plan (Fundware) Common Stock, $.001 par value	500,000 shares(3)	$5.04(5)	$2,520,000.00	$296.60

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the outstanding number of outstanding shares of Common Stock.
(2)	Represents additional shares of Common Stock authorized to be issued under the Registrant’s Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”). Shares available for issuance under the 2003 Plan were initially registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on February 5, 2004 (Registration No. 333-112532).
(3)	Represents the total amount of shares of Common Stock authorized to be issued under the Registrant’s Amended and Restated 2004 Equity Incentive Plan (Fundware) (the “Fundware Plan”).
(4)	This estimate is made pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the maximum offering price per share and the maximum aggregate offering price are based upon (1) the weighted average exercise price of $7.14 for the 729,589 shares of common stock reserved for issuance upon the exercise of outstanding options granted under the 2003 Plan and being registered under this Registration Statement, and (2) the average of the high and low sale prices reported on the Nasdaq National Market on October 6, 2005, or $2.90, for the 2,270,411 shares of common stock remaining for future grant under the 2003 Plan.
(5)	This estimate is made pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the maximum offering price per share and the maximum aggregate offering price are based upon (1) the weighted average exercise price of $7.71 for the 222,200 shares of common stock reserved for issuance upon the exercise of outstanding options granted under the Fundware Plan, and (2) the average of the high and low sale prices reported on the Nasdaq National Market on October 6, 2005, or $2.90, for the 277,800 shares of common stock remaining for future grant under the Fundware Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item	1. Plan Information.

Not required to be filed with this Registration Statement.

Item	2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) by Kintera, Inc. (the “Company”) are incorporated by reference in this Registration Statement:

(1) The Company’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended December 31, 2004 as filed with the SEC on March 16, 2005.

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

(3) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on December 11, 2003, including any subsequent amendment or report filed for the purpose of amending such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the

Company may and, in some cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

The Company’s certificate of incorporation provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The Company’s bylaws require it to indemnify its directors and officers to the fullest extent permitted by Delaware law.

The Company has entered into indemnification agreements with all of its directors and executive officers that require it to indemnify its directors and officers to the fullest extent permitted by Delaware law and, in certain circumstances, to advance expenses to such persons in connection with legal proceedings

The Company maintains directors’ and officers’ liability insurance, which will indemnify officers and directors of the Company in certain circumstances.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 11, 2005.

KINTERA, INC.

By:	/s/ Harry E. Gruber
Harry E. Gruber, M.D.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Harry E. Gruber and Richard Davidson his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 11, 2005.

Signature	Title
/s/ Harry E. Gruber Harry E. Gruber, M.D.	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Richard Davidson	Chief Financial Officer (Principal Financial and Accounting Officer)
Richard Davidson

/s/ Dennis N. Berman	Executive Vice President, Corporate Development and Vice Chairman of the Board of Directors
Dennis N. Berman

/s/ Allen B. Gruber	Executive Vice President, Operations and Director
Allen B. Gruber, M.D.

/s/ Hector Garcia-Molina	Director
Hector Garcia-Molina, Ph.D.

/s/ Alfred R. Berkeley III	Director
Alfred R. Berkeley III

/s/ Deborah D. Rieman	Director
Deborah D. Rieman, PhD

/s/ Robert J. Korzeniewski	Director
Robert J. Korzeniewski

/s/ Philip Heasley	Director
Philip Heasley

EXHIBIT INDEX

Exhibit Numbers	Exhibit Description
4.1	Amended and Restated 2003 Equity Incentive Plan

4.2	Amended and Restated 2004 Equity Incentive Plan (Fundware)

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of this Registration Statement)